EXHIBIT 23.2






                 CONSENT OF INDEPENDENT ACCOUNTANTS
                 ----------------------------------



 The Board of Directors of
   The Travelers Inc. (formerly Primerica Corporation):

 We consent to the incorporation by reference in the Registration Statements on Form S-8 of The Travelers Inc. (formerly Primerica Corporation) (to be filed on or about January 26, 1994), of our report dated February 9, 1993, relating to our audit of the consolidated balance sheets of The Travelers Corporation and Subsidiaries as of December 31, 1992 and 1991, and the related consolidated statements of operations and retained earnings and cash flows for each of the three years in the period ended December 31, 1992, which report is included in the Annual Report on Form 10-K for the fiscal year ended December 31, 1992 of Primerica Corporation and includes an explanatory paragraph referring to changes in the method of accounting for postretirement benefits other than pensions, accounting for income taxes and accounting for foreclosed assets in 1992.



                          /s/Coopers & Lybrand





 Hartford, Connecticut
 January 25, 1994